Exhibit 99.1

VIRPAX PHARMACEUTICALS REPORTS 2023 THIRD QUARTER RESULTS
AND RECENT DEVELOPMENTS

BERWYN, PA, November 15, 2023 — Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ: VRPX), a company specializing in developing non-addictive products for pain management, post-traumatic stress disorder, central nervous system (CNS) disorders and viral barrier indications, today announced its financial results for the three months ended September 30, 2023, and other recent developments.

“We recently announced results from two preclinical studies for Probudur™, our lead product candidate for post operative pain, that demonstrated significantly longer efficacy in animal models than the product currently on the market today. With these solid results, we believe we are on track to file our Investigational New Drug (IND) Application and begin our Phase 2 trials of Probudur in 2024 upon completion of a few ongoing and planned additional studies,” commented Anthony P. Mack, Chairman and Chief Executive Officer of Virpax.

“Additionally, following our pre-IND meeting with the FDA, we expect to submit an IND for Envelta™, our non-addictive pain product candidate for acute and chronic pain, in mid-2024 and initiate first in human trials in 2024. We are grateful for the support and collaboration from the National Institutes of Health (NIH) in the development of Envelta as a safe and effective alternative for opioids and are excited to continue to advance this program with them.”

“Earlier this year, we announced that we had hired two firms to assist us in developing licensing opportunities for both our Rx and OTC product candidates. We have had strong interest from potential licensing partners and are encouraged by the current level of activity,” continued Mr. Mack. “Finally, we have grant programs for each of our Rx product candidates as part of our non-dilutive funding strategy. We believe this is an important validation of our assets and continue to pursue additional grant funding where we believe we have a strong chance of winning the grant. Virpax continues to make progress across the board, and we look forward to sharing our results with all of our shareholders.”

RECENT DEVELOPMENTS

●	On October 31, 2023, Virpax announced that it expects to submit an IND for Envelta in mid-2024 following review of comments made by the US Food and Drug Administration on the Company’s Pre-IND submission. If successful, that would allow clinical trials to begin by the middle of 2024. Envelta is the Company’s non-addictive pain product candidate for acute and chronic pain that is being funded under an in-kind grant from the National Center for Advancing Translational Sciences (NCATS), part of the NIH.

●	On October 12, 2023, Virpax announced that the cooperative research and development agreement (CRADA) with the U.S. Army Institute of Surgical Research (USAISR) to evaluate Virpax’s Probudur™, an injectable long-acting liposomal bupivacaine formulation that is injected at the wound site, has been extended to September of 2024. The USASIR is the U.S. Department of Defense’s primary laboratory for developing solutions for trauma and critical care challenges in combat casualties.

●	On October 2, 2023, the Company announced Gerald W. Bruce has been appointed as President and CEO of Novvae™ Pharmaceuticals, Virpax’s wholly-owned subsidiary focused solely on advancing the Company’s OTC pipeline. Mr. Bruce has over 30 years’ experience in the pharmaceutical and medical nutrition industries primarily in commercial strategy, sales, and marketing.

●	On September 27, 2023, Virpax announced results for two pre-clinical Probudur™ dose escalation studies. Results from the first study utilizing a planar incision model compared Probudur to Exparel® and demonstrated three times longer efficacy for Probudur than Exparel. In the second study, two different formulations at the same dose of Probudur were compared to Exparel in rat incision models and exhibited a four to five times longer effect than the comparable product.

●	On August 10,2023, Virpax announced that it filed a new provisional patent application with the United States Patent and Trademark Office (USPTO) entitled “NSAID Formulation and Method” related to its Epoladerm™ product candidate. Epoladerm is an over-the-counter diclofenac topical spray film that the Company is developing for pain associated with Osteoarthritis.

●	On July 24, 2023, Virpax rang the Nasdaq closing bell.

●	On July 13, 2023, Virpax announced that it had filed a new provisional patent application with the USPTO entitled “Intranasal Delivery” related to its Envelta™ product candidate. Envelta utilizes Molecular Envelope Technology (MET) for the delivery of Enkephalin intranasally with a delivery device which propels the formulation into nose such that the enkephalin is delivered directly to the brain.

THIRD QUARTER 2023 FINANCIAL RESULTS

General and administrative expenses were $4.6 million for the three months ended September 30, 2023, compared to $4.9 million for the same period in 2022. The decrease was primarily due to lower legal defense costs related to litigation, net of litigation accrual, and was partially offset by an increase in salaries and wages, board of directors’ fees, travel expenses, stock-based compensation, and professional fees.

Research and development expenses were $1.5 million for the three months ended September 30, 2023, compared to $2.8 million for the same period in 2022. The decrease was primarily attributable to decreases in preclinical activities for AnQlar, NobrXiol, and Epoladerm. This was partially offset by an increase in preclinical activity related to Probudur.

The operating loss for the three months ended September 30, 2023, was $6.1 million, compared to an operating loss of $7.7 million for the same period in 2022.

As of September 30, 2023, cash and cash equivalents were $12.2 million, compared to $19.0 million as of December 31, 2022.

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management product candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for two prescription drug candidates that employ two different patented drug delivery platforms. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain and Envelta™ is an intranasal molecular envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop two other product candidates. PES200 is a product candidate being developed to manage post-traumatic stress disorder (PTSD) and NobrXiol™ is a product candidate being developed for the nasal delivery of a pharmaceutical grade cannabidiol (CBD) for the management of rare pediatric epilepsy. Virpax recently acquired global rights to NobrXiol. Virpax is also seeking approval of two nonprescription product candidates: AnQlar™, which is being developed to inhibit viral replication caused by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac spray film formulation being developed to manage pain associated with osteoarthritis. For more information, please visit virpaxpharma.com and follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s planned clinical trials, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms and include statements such as the Company being on track to file an Investigational New Drug (IND) Application and begin Phase 2 trials of Probudur in 2024 upon completion of a few ongoing and planned additional studies, submitting an IND for Envelta in mid-2024 and initiating first in human trials in 2024, pursuing additional grant funding where the Company believes it has a strong chance of winning the grant and continuing to make progress across the board. These statements relate to future events or the Company’s financial performance and involve known and unknown risks, uncertainties, and other factors, including the Company’s ability to successfully complete research and further development, including reporting results from additional pre-IND studies in advance of entering the clinic in 2024, and commercialization of Company drug candidates in current or future indications; the Company’s ability to obtain additional grant funding, the uncertainties inherent in clinical testing; the Company’s ability to manage and successfully complete clinical trials and the research and development efforts for multiple product candidates at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals for the Company’s product candidates; the Company’s ability to protect its intellectual property; the loss of any executive officers or key personnel or consultants and the ability of such executives to make valuable contributions to the Company; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s product candidates; the Company’s ability to continue to obtain capital to meet its long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete clinical trials that the Company plans to initiate; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q that the Company files with the U.S. Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$12,152,993	$18,995,284
Prepaid expenses and other current assets	885,394	678,365
Total current assets	13,038,387	19,673,649
Total assets	$13,038,387	$19,673,649

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,532,723	$1,094,590
Estimated litigation liability	5,000,000	2,000,000
Total current liabilities	6,532,723	3,094,590
Total liabilities	6,532,723	3,094,590

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.00001, 10,000,000 shares authorized; no shares issued and outstanding as of both September 30, 2023 and December 31, 2022	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized, 11,714,284 shares issued and outstanding as of September 30, 2023 and December 31, 2022	117	117
Additional paid-in capital	61,487,973	60,933,569
Accumulated deficit	(54,982,426)	(44,354,627)
Total stockholders’ equity	6,505,664	16,579,059
Total liabilities and stockholders’ equity	$13,038,387	$19,673,649

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
OPERATING EXPENSES
General and administrative (net of insurance reimbursement of $0 and $1,250,000 during the three and nine months ended September 30, 2023 - See Note 5)	$4,619,519	$4,910,039	$6,983,670	$9,338,070
Research and development	1,495,619	2,805,103	4,022,020	9,404,980
Total operating expenses	6,115,138	7,715,142	11,005,690	18,743,050
Loss from operations	(6,115,138)	(7,715,142)	(11,005,690)	(18,743,050)

OTHER INCOME
Other income	120,640	73,252	377,891	79,443
Loss before income taxes	(5,994,498)	(7,641,890)	(10,627,799)	(18,663,607)
Income taxes	—	—	—	—
Net loss	$(5,994,498)	$(7,641,890)	$(10,627,799)	$(18,663,607)

Basic and diluted net loss per share	$(0.51)	$(0.65)	$(0.91)	$(1.59)
Basic and diluted weighted average common stock outstanding	11,714,284	11,713,379	11,714,284	11,711,624

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,627,799)	$(18,663,607)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	554,404	606,758
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(207,029)	(342,706)
Accounts payable and accrued expenses	438,133	2,120,174
Estimated litigation liability	3,000,000	—
Net cash used in operating activities	(6,842,291)	(16,279,381)

Net change in cash	(6,842,291)	(16,279,381)
Cash, beginning of year	18,995,284	36,841,992
Cash, end of year	$12,152,993	$20,562,611

Contact:

Vinay Shah

Chief Financial Officer

vshah@virpaxpharma.com

610-727-4597

Or

Betsy Brod

Affinity Growth Advisors

betsy.brod@affinitygrowth.com

212-661-2231